Filed Pursuant to Rule 433
Registration Statement No. 333-281174
Issuer Free Writing Prospectus dated March 4, 2026
Relating to Preliminary Prospectus Supplement dated March 4, 2026

EATON CORPORATION

Pricing Term Sheet

$1,500,000,000 3.850% Notes due 2028
$1,500,000,000 3.950% Notes due 2029
$1,500,000,000 4.200% Notes due 2031
$1,000,000,000 4.500% Notes due 2033
$2,000,000,000 4.800% Notes due 2036
$1,000,000,000 5.450% Notes due 2056

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated March 4, 2026, relating to the offering of the $1,500,000,000 3.850% Notes due 2028 (the “2028 Notes”), $1,500,000,000 3.950% Notes due 2029 (the “2029 Notes”), $1,500,000,000 4.200% Notes due 2031 (the “2031 Notes”), $1,000,000,000 4.500% Notes due 2033 (the “2033 Notes”), $2,000,000,000 4.800% Notes due 2036 (the “2036 Notes”) and $1,000,000,000 5.450% Notes due 2056 (the “2056 Notes” and, collectively with the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes and the 2036 Notes, the “Notes”), by Eaton Corporation (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	Eaton Corporation
Guarantors:	As described in the Preliminary Prospectus Supplement
Maturity Date:
The 2028 Notes will mature on March 6, 2028.
The 2029 Notes will mature on March 6, 2029.
The 2031 Notes will mature on March 6, 2031.
The 2033 Notes will mature on March 6, 2033.
The 2036 Notes will mature on March 6, 2036.
The 2056 Notes will mature on March 6, 2056.

Principal Amount:	2028 Notes: $1,500,000,000 2029 Notes: $1,500,000,000 2031 Notes: $1,500,000,000 2033 Notes: $1,000,000,000 2036 Notes: $2,000,000,000 2056 Notes: $1,000,000,000

Interest Rate:
The 2028 notes will bear interest at 3.850% per year.
The 2029 notes will bear interest at 3.950% per year.
The 2031 notes will bear interest at 4.200% per year.
The 2033 notes will bear interest at 4.500% per year.
The 2036 notes will bear interest at 4.800% per year.
The 2056 notes will bear interest at 5.450% per year.

Benchmark Treasury:
2028 Notes: 3.125% due February 29, 2028
2029 Notes: 3.500% due February 15, 2029
2031 Notes: 3.500% due February 28, 2031
2033 Notes: 3.750% due February 28, 2033
2036 Notes: 4.125% due February 15, 2036
2056 Notes: 4.625% due November 15, 2055

Benchmark Treasury Price and Yield:	2028 Notes: 99-22; 3.539% 2029 Notes: 99-27+; 3.550% 2031 Notes: 99-07+; 3.669% 2033 Notes: 99-10¼ ; 3.862% 2036 Notes: 100-12+; 4.077% 2056 Notes: 98-18+; 4.714%
Spread to Benchmark Treasury:	2028 Notes: 35 bps 2029 Notes: 43 bps 2031 Notes: 58 bps 2033 Notes: 65 bps 2036 Notes: 75 bps 2056 Notes: 78 bps
Yield to Maturity:	2028 Notes: 3.889% 2029 Notes: 3.980% 2031 Notes: 4.249% 2033 Notes: 4.512% 2036 Notes: 4.827% 2056 Notes: 5.494%

Price to Public:
2028 Notes: 99.926% of the principal amount
2029 Notes: 99.916% of the principal amount
2031 Notes: 99.781% of the principal amount
2033 Notes: 99.929% of the principal amount
2036 Notes: 99.788% of the principal amount
2056 Notes: 99.357% of the principal amount

Interest Payment Dates:
Interest on the 2028 Notes will be payable semi-annually on March 6 and September 6, beginning September 6, 2026.
Interest on the 2029 Notes will be payable semi-annually on March 6 and September 6, beginning September 6, 2026.
Interest on the 2031 Notes will be payable semi-annually on March 6 and September 6, beginning September 6, 2026.
Interest on the 2033 Notes will be payable semi-annually on March 6 and September 6, beginning September 6, 2026.
Interest on the 2036 Notes will be payable semi-annually on March 6 and September 6, beginning September 6, 2026.
Interest on the 2056 Notes will be payable semi-annually on March 6 and September 6, beginning September 6, 2026.

Optional Redemption:
2028 Notes: Treasury Rate plus 10 bps
2029 Notes: Treasury Rate plus 10 bps at any time prior to February 6, 2029 (one month prior to maturity); par call at any time on or after February 6, 2029
2031 Notes: Treasury Rate plus 10 bps at any time prior to February 6, 2031 (one month prior to maturity); par call at any time on or after February 6, 2031
2033 Notes: Treasury Rate plus 10 bps at any time prior to January 6, 2033 (two months prior to maturity); par call at any time on or after January 6, 2033
2036 Notes: Treasury Rate plus 15 bps at any time prior to December 6, 2035 (three months prior to maturity); par call at any time on or after December 6, 2035
2056 Notes: Treasury Rate plus 15 bps at any time prior to September 6, 2055 (six months prior to maturity); par call at any time on or after September 6, 2055

Expected Issue Ratings (Moody’s / S&P)*:	A3 / A-
CUSIP/ISIN:
2028 Notes: 278058 DV1 / US278058DV11
2029 Notes: 278058 DW9 / US278058DW93
2031 Notes: 278058 DX7 / US278058DX76
2033 Notes: 278058 DY5 / US278058DY59
2036 Notes: 278058 DZ2 / US278058DZ25
2056 Notes: 278058 EA6 / US278058EA64

Change of Control Triggering Event:	Issuer required to make an offer to repurchase at 101% if a Change of Control Triggering event occurs
Trade Date:	March 4, 2026
Settlement Date**:	March 6, 2026 (T+2)
Joint Book- Running Managers:
Barclays Capital Inc.
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC

Co-Managers:
Academy Securities, Inc.
BNY Mellon Capital Markets, LLC
HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
Loop Capital Markets LLC
PNC Capital Markets LLC
TD Securities (USA) LLC
Truist Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement, including a prospectus and the Preliminary Prospectus Supplement, with the Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the Preliminary Prospectus Supplement in that registration statement and other documents the Issuer has filed with the Commission for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Preliminary Prospectus Supplement (or, if available, the prospectus supplement) if you request it by contacting Barclays Capital Inc. by telephone at 1-888-603-5847; BofA Securities, Inc. by telephone at 1-800-294-1322; Citigroup Global Markets Inc. by telephone at 1-800-831-9146; J.P. Morgan Securities LLC by telephone collect at 1-212-834-4533.

** It is expected that delivery of the Notes will be made against payment therefor on or about the closing date specified herein, which will be the second business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day preceding the Settlement Date, by virtue of the fact that the Notes initially will settle in T+2 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to the business day preceding the Settlement Date should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.